PROXY VOTING AGREEMENT

THE UNDERSIGNED are executing this proxy voting agreement (the “Agreement”), to be entered into as of [_____] (the “Effective Date”) by and among [_____] (the “Shareholder”), a Shareholder of TA Fintech, Inc., a Delaware corporation (the “Company”), and Jonathan Stone, the Chief Executive Officer of the Company (the “Proxyholder”).

WHEREAS, the Shareholder has agreed to purchase shares of common stock of the Company (the “Shares”) and to become a stockholder of the Company;

WHEREAS, the parties desire that the Shareholder deliver to the Proxyholder an irrevocable voting proxy to vote the shares owned by the Shareholder and to allow the Proxyholder to take any desired action using such voting proxy on behalf of the Shareholder; and

NOW, THEREFORE, in consideration of the promises, covenants, and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following:

ARTICLE 1: PROXY VOTING

1.1	Voting. The Shareholder hereby agrees to grant to the Proxyholder all Shares of the Company owned by the Shareholder, directly or indirectly, acquired prior to or on or after the Effective Date, which would otherwise grant voting rights to the Shareholder, to the Proxyholder, to be exercised in the sole discretion of the Proxyholder, at annual or special meetings of stockholders of the Company, actions by consent, or any and all events and opportunities in which the Company’s stockholders may exercise their voting rights.
1.2	Irrevocable Proxy. The Shareholder certifies that such grant of voting proxy to the Proxyholder shall be irrevocable, and that the Proxyholder shall serve as the Shareholder’s true and lawful attorney-in-fact, for and in the Shareholder’s name, place, and stead, solely to vote the Shares of the Shareholder through actions by consent, meetings of stockholders of the Company, or any and all events and opportunities in which the Company’s stockholders may exercise voting rights. The duration of the voting proxy shall exceed three (3) years and shall terminate in the manner described in Article 3 herein.

ARTICLE 2: MISCELLANEOUS PROVISIONS

2.1	Stock Splits. In the event of any issuance of additional shares of common stock of the Company, including, but not limited to, any stock split, stock dividend, recapitalization, reorganization, or similar corporate action), which may affect the number of Shares owned by the Shareholder, the voting proxy will remain in place and any new Shares will become subject to this Agreement.
2.2	Proxyholder Liability. The Proxyholder shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which the Proxyholder may do or refrain from doing in good faith, nor shall the Proxyholder have any accountability hereunder, except the bad faith, gross negligence or willful misconduct of the Proxyholder. Furthermore, upon any judicial or other inquiry or investigation of or concerning the Proxyholder’s acts pursuant to his rights and powers as Proxyholder, such acts shall be deemed reasonable and in the best interests of the Shareholders unless proved to the contrary by clear and convincing evidence.
2.3	Transfer of Shares. In the event of any transfer of Shares of the Shareholder to a third party, but not the Company, the voting proxy will continue to exist after such transfer. The transferee receiving transferred Shares will deliver to the Proxyholder and the Company an amended version of this Agreement containing the name and signature of the transferee, and such transferee shall agree to be bound by the terms of this Agreement.
2.4	Substitution of Proxyholder. In the event that the Proxyholder is no longer the Company’s Chief Executive Officer, the subsequent holder of that office shall be considered to be the Proxyholder.
2.5	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

ARTICLE 3: TERMINATION

3.1	Termination. This Agreement shall terminate, and neither the Shareholder nor the Proxyholder shall have any rights or obligations hereunder, upon the completion of one of the following events:

(i) the closing of a firm-commitment underwritten public offering of Shares of common stock of the Company pursuant to an effective registration statement under the Securities Act of 1933;

(ii) the acquisition or merger of the Company constituting the majority of Shares of common stock of the Company;

(iii) the dissolution of the Company; or

(iv) seven (7) years has elapsed since the Effective Date.

IN WITNESS WHEREOF, the parties hereto cause the Agreement to be duly executed as of the Effective Date.

(Signatures on the following page)

The Company

TA Fintech, Inc.

a Delaware corporation

By Jonathan Stone, Chief Executive Officer of the Company

By: s/__________

Jonathan Stone

The Proxyholder

By: s/__________

Jonathan Stone

The Shareholder

By: s/__________

[_____]

Transferee

By: s/__________

[_____]